Exhibit 8.1

June 15, 2012

AerCap Aviation Solutions B.V.

AerCap House,

Stationsplein 965,

1117 EC

Schiphol, The Netherlands

Ladies and Gentlemen:

We have acted as special United States counsel to AerCap Aviation Solutions B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of The Netherlands, as issuer (the “Company”), and AerCap Holdings N.V., a public limited liability company (naamloze vennootschap) existing under the laws of The Netherlands, as guarantor, in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form F-4 with the Securities and Exchange Commission (the “Registration Statement”) relating to up to $300,000,000 in aggregate principal amount of registered 6.375% Senior Unsecured Notes due 2017 of the Company to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding unregistered 6.375% Senior Unsecured Notes due 2017.

We hereby confirm that the discussion of United States federal income tax matters contained in the Registration Statement under the heading “Certain Netherlands and U.S. Federal Tax Considerations—Material U.S. Federal Income Tax Consequences of the Exchange,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MILBANK, TWEED, HADLEY AND McCLOY LLP